AGREEMENT

         This Agreement (the "Agreement") made as of July 22, 1998 by and between Brynwood Partners III, L.P. ("Brynwood"), a corporation having its principal office and place of business at Two Soundview Avenue, Greenwich, Connecticut 06830 and Steel Partners II, L.P, ("Steel"), a limited partnership having its principal office and place of business at 150 East 52nd Street, 21st Floor, New York, New York 10022.

                              W I T N E S S E T H:

         WHEREAS, Steel beneficially owns 608,099 shares (the "Steel Shares") of common stock, $.01 par value per share ("Common Stock") of Lincoln Snacks Company ("Lincoln"), representing approximately 9.6% of the outstanding shares of Common Stock; and

         WHEREAS, Steel has agreed to sell to Brynwood, and Brynwood has agreed to purchase from Steel, the Steel Shares for a purchase price of $2-5/16 (TWO DOLLARS AND FIVE-SIXTEENTHS) per share (the "Per Share Price") , or $1,406,228.94 (ONE MILLION FOUR HUNDRED SIX THOUSAND TWO HUNDRED AND TWENTY EIGHT DOLLARS AND NINETY FOUR CENTS) in the aggregate;

         WHEREAS, the sale of the Steel Shares to Brynwood is conditioned upon the execution and performance of this Agreement;

         NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

         1. In the event that a Sale Transaction (as defined below) shall close on or prior to the first anniversary of the date hereof, Brynwood shall pay to Steel, within three business days following the closing of such Sale Transaction, the Sale Premium (as defined below). The Sale Premium shall he paid to Steel by Brynwood in readily available funds at its address written above, or at such other address as Steel shall direct. The payment of the Sale Premium shall be accompanied by a statement certified by an executive officer of Brynwood showing in reasonable detail the calculation of the Sale Premium.

         As used herein, a Sale Transaction shall mean a transaction, or a series of transactions, pursuant to which (i) Lincoln shall be sold, whether by means of a sale, lease, transfer or other disposition of all or substantially all of its assets, or grant of any option or other right to purchase, lease or otherwise acquire all or substantially all of its assets, or a merger, or a consolidation, (ii) all or substantially all of the Common Stock is purchased


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by one or more existing  stockholders of Lincoln (other than Brynwood) or by one or more third parties, or (iii) Brynwood shall make a tender offer or similar public offer for all or substantially all of the remaining shares of Common Stock.

         As used herein, the Sale Premium shall equal, in the event a Sale Transaction occurs as described in clause (i) of the above definition, the excess, if any, by which the average closing price of Lincoln's Common Stock on the five business days prior to the closing of the Sale Transaction exceeds the Per Share Price, multiplied by 608,099, or in the event a Sale Transaction occurs as described in clauses (ii) or (iii) of the above definition, the excess, if any, by which the average price per share for each share of Common Stock so purchased exceeds the Per Share Price, multiplied by 608,099. Any proceeds paid in connection with a Sale Transaction which are other than cash shall be valued at their fair market value (as agreed between the parties, or if not agreed as determined by a nationally-recognized accounting firm mutually acceptable to the parties hereto).

         2. This Agreement contains the entire agreement between the parties, other than the agreement to sell the Steel Shares to Brynwood which shall be pursuant to a broker's transaction (with any fees, commissions or any other costs being the sole responsibility of Steel), and supersedes any prior agreements, and shall not be modified except by a writing executed by all the parties hereto.

         3. This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their principals, affiliates, successors and assigns, as well as any parent, subsidiary and related companies.

         4. This Agreement shall be construed in accordance with the laws of the State of New York.

         5. This Agreement may be executed in any number of counterparts, each of which shall constitute a duplicate original hereof.

         6. For all purposes of this Agreement with regard to any Sale Transaction, Brynwood shall be deemed to include any principals of Brynwood or any of its affiliates, successors and assigns, as well an any partnerships, subsidiaries or related companies.


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         IN WITNESS  WHEREOF,  the parties have affixed  their hand and seal the day and year first written above.


                                     BRYNWOOD PARTNERS III, L.P., on behalf of itself and its principals


                                     By: /s/ Hendrik J. Hartong, Jr.
                                        ----------------------------------------
                                        Name:
                                        Title:

                                         /s/ Hendrik J. Hartong, Jr.
                                        ----------------------------------------
                                        HENDRIK J. HARTONG, JR.

                                         /s/ John T. Gray
                                        ----------------------------------------
                                        JOHN T. GRAY


                                     STEEL PARTNERS II, L.P.

                                     By: Steel Partners, L.L.C., General Partner


                                     By: /s/ Warren G. Lichtenstein
                                        ----------------------------------------
                                        Name:  Warren G. Lichtenstein
                                        Title:  Chief Executive Officer